Exhibit 10.7

815 Chestnut Street • North Andover, MA • 01845-6098 • Tel. (978) 688-1811

October 28, 2014

DEAN FREEMAN

4 BLOSSOM HILL ROAD

WINCHESTER, MA  01890

Re:  Amended Letter Agreement

Dear Dean:

This amended letter agreement replaces and supersedes the letter agreement provided to you on October 14, 2014.  Pursuant to Paragraph 5(b), the negotiations and amendments to this letter agreement do not extend the twenty-one (21) day review period.  Accordingly, the deadline to submit a signed agreement remains the same.   In connection with the termination of your employment with Watts Water Technologies, Inc. (“Watts” or the “Company”) on October 14, 2014, the Company is offering to provide you a severance benefit described in the “Description of Severance Benefit” attached to this letter agreement as Attachment A.  In order to receive the severance benefit, you must sign and return this letter agreement within the specified deadline and you must not revoke the letter agreement.  Please return the signed agreement to David B. Mercieri at 815 Chestnut Street, North Andover, MA 01845 or fax 978-689-6009 by November 5, 2014.  By signing and returning this letter agreement, and not revoking your acceptance, you will be agreeing to the terms and conditions set forth in the numbered paragraphs below, including the release of claims set forth in Paragraph 3.  Therefore, you are advised to consult with an attorney before signing this letter agreement, and you have been given twenty-one (21) days to do so.  If you sign this letter agreement, you may change your mind and revoke your agreement during the seven (7) day period after you have signed it.  If you do not so revoke, this letter agreement will become a binding agreement between you and the Company upon the expiration of the seven (7) day revocation period.

If you choose not to sign and return this letter agreement by November 5, 2014 or if you timely revoke your acceptance in writing, you will not receive any severance benefits from the Company.  However, you already received payment for the month of October to include your unused vacation time accrued through the Termination Date (as defined below).  Also, regardless of signing this letter agreement, you may elect to continue receiving group sponsored health insurance pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq.  All premium costs for “COBRA” shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  All other benefits, including life insurance and long-term disability insurance, will cease upon your Termination Date.

As set out in the Company’s 2004 Stock Incentive Plan, but except as otherwise described in Attachment A, the unvested portion of all stock option grants will be cancelled and all unvested shares of restricted stock will be forfeited to the Company on the Termination Date (as defined below).  Under the 2004 Stock Incentive Plan, you have six (6) months from your Termination Date to exercise any vested portion of your option grants.  Any portion of the vested option grants that are not exercised by this deadline will be forfeited.

Pursuant to the terms of the Management Stock Purchase Plan, your non-vested restricted stock units (RSUs) will be cancelled on the Termination Date and you will receive a cash payment equal to the number of such non-vested RSUs multiplied by the lesser of (a) 67% of the fair market value of the Company’s Class A Common Stock on the date the RSUs were purchased plus simple interest per annum on such amount at the one-year U.S. Treasury Bill rate (as published in the Wall Street Journal) in effect on the purchase date and each anniversary thereof, or (b) the fair market value of the Class A Common Stock on the Termination Date. Your vested RSUs will be converted to shares of the Company’s Class A Common Stock and issued to you.  As a result of the American Jobs Creation Act of 2004, the distribution of this cash payment for any unvested RSUs and the issuance of the shares underlying your vested RSUs cannot be made until at least six months after the Termination Date.

No additional options or stock grants will be issued prior to your Termination Date.

The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it within the seven (7) day period:

1.              Termination Date: Your effective date of termination from the Company will be October 14, 2014 (the “Termination Date”). As of the Termination Date, your salary stopped, and any entitlement you had or might have had under a Company-provided benefit plan, program, contract or practice terminated, except as required by federal or state law, or as otherwise described in Attachment A.

2.              Description of Severance Benefit: The severance benefit paid to you if you timely sign and return this letter agreement and do not revoke your acceptance is described in the “Description of Severance Benefit” attached as Attachment A (the “severance benefit”).  In connection with the severance benefit provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such severance benefit under applicable law.  You acknowledge that you are not relying upon advice or representation of the Company with respect to the tax treatment of any of the severance benefit set forth in Attachment A.

3.              Release: This section of the letter agreement is a release of legal claims.  In this section, you are agreeing to release all legal claims against the Company and the other releasees defined below that arise up to the date you sign this  letter agreement.  Please carefully review this section with your attorney, or other trusted advisor, and do not sign this document unless you understand what this section says.

(a)         In exchange for the amounts and benefits described in Attachment A, which are in addition to anything of value to which you are entitled to receive, you and your representatives, agents, estate, heirs, successors and assigns, absolutely and unconditionally release, remiss, discharge, indemnify and hold harmless the Company Releasees, from any and all legally waivable claims that you have against the Company Releasees.  Other than as permitted in Paragraph 3(d) below, this means that by signing this letter agreement, you are agreeing not to bring a legal action against the Company Releasees for any type of waivable claim arising from conduct that occurred any time in the past and up to and through the date you sign this document.   Company Releasees is defined to include the Company and/or any of its respective parents, subsidiaries or affiliates, predecessors, successors or assigns, as well as their respective current and/or former directors, shareholders/stockholders, officers, employees, attorneys and/or agents, all both individually and in their official capacities.

(b)         This release includes, but is not limited to, any waivable claims you have against the Company Releasees based on conduct that occurred any time in the past and up to and through the date you sign this letter agreement that arises from any federal, state or local law, regulation or constitution dealing with either employment, employment benefits or employment discrimination. By way of example, this release includes the  laws or regulations concerning discrimination on the basis of race, color, creed, religion, age, sex, sex harassment, sexual orientation, gender identity, national origin, ancestry, genetic carrier status, handicap or disability, veteran status, any military service or application for military service, retaliation, or any other category protected under federal, state, or local law.  This release also includes any claim you may have for breach of contract, whether oral or written, express or implied; any tort claims (such as claims for wrongful discharge, tortious interference with contractual relations, emotional distress and defamation); any claims for equity or employee benefits of any other kind; or any other legally waivable statutory and/or common law claims.

(c)          For avoidance of doubt, by signing this letter agreement you are agreeing not to bring any waivable claims against the Company Releasees (other than as permitted in Paragraph 3(d) below) under the following nonexclusive list of discrimination and employment statutes:  Title VII of the Civil Rights Act of 1964, The Age Discrimination In Employment Act of 1967, The Americans

With Disabilities Act, The ADA Amendments Act, The Equal Pay Act, The Lilly Ledbetter Fair Pay Act, the Family and Medical Leave Act, The Worker Adjustment and Retraining Notification Act (“WARN”), The Rehabilitation Act of 1973, The Genetic Information Nondiscrimination Act of 2008, The Fair Credit Reporting Act, The Employee Retirement Income Security Act (“ERISA”), Executive Order 11246, and Executive Order 11141, Section 806 of the Corporate and Criminal Fraud Accountability Act of 2002, The Massachusetts Fair Employment Practices Law (M.G.L. ch. 151B), The Massachusetts Equal Rights Act, The Massachusetts Equal Pay Act, The Massachusetts Privacy Statute, the Massachusetts Maternity Leave Act, The Massachusetts Small Necessities Leave Act, The Massachusetts Labor and Industries Act, The Massachusetts Civil Rights Act, and all other federal, state and local laws, all as amended.  You are also agreeing to release the Company Releasees from any and all wage and hour related claims to the maximum extent permitted by federal and state law.  This release of legal claims includes any wage and hour related claims  arising out of or in any way connected with your employment with the Company, including but not limited to  claims under the Fair Labor Standards Act, the Massachusetts Payment of Wages Act (Massachusetts General Laws Chapter 149 section 148 and 150), Massachusetts Overtime regulations (Massachusetts General Laws Chapter 151 section 1A and 1B) and Meal Break regulations (Massachusetts General Laws Chapter 149 sections 100 and 101)  and any other claims under any federal, state or local law for unpaid or delayed payment of wages, overtime, bonuses, commissions, incentive payments or severance, missed or interrupted meal periods, interest,  attorneys’ fees, costs, expenses, liquidated damages, treble damages  or damages of any kind to the maximum extent permitted by law.

(d)         This release does not include (i) any claim under the workers compensation or unemployment compensation statutes or any other claim, which, as a matter of law, cannot be released by private agreement, nor (ii) any claim for indemnification or advancement of expenses you may have under the Company’s certificate of incorporation, by-laws or policy or under that certain Indemnification Agreement dated October 29, 2012 between you and the Company.  Also, this letter agreement is not intended to affect the rights and responsibilities of government agencies such as the Equal Employment Opportunity Commission (the “EEOC”), the National Labor Relations Board (the “NLRB”), or any federal, state or local agency, to enforce the laws within their jurisdiction. This means that by signing this letter agreement, you may still exercise your protected right to file a charge with, or participate in an investigation or proceeding conducted by, the EEOC, the NLRB, or any other federal, state, or local government entity.  Notwithstanding the foregoing, you agree that if the EEOC, the NLRB, or any other federal, state or local government entity commences an investigation or other legal action on your behalf, you specifically waive and release your right to recover, if any, monetary damages or other benefits or recovery arising from the governmental action.

(e)          You agree that, by virtue of the Company’s promises and agreements as set forth in this letter agreement, you have received fair economic value for any and all potential claims or causes of action you may have against the Company Releasees, and that you are not entitled to any other damages or relief.  Accordingly, you covenant and agree that you will not file suit seeking to recover any further damages or relief personal to you against any Company Releasee, or seek or accept any further economic recovery or relief personal to you against any Company Releasee, based upon any matter or event existing as of the date of this letter agreement.  While nothing in this letter agreement precludes you from filing any claim or charge which, as a matter of law, cannot be waived or released by private agreement, you nonetheless acknowledge that you have obtained maximum economic benefit by virtue of the consideration in Section 2 for any claims, waivable or not, and you will not seek further economic recovery in the future.

(f)           As a material term of this letter agreement, you attest that you have given the Company written notice of any and all concerns you may have regarding suspected material ethical or compliance issues or material violations of law on the part of the Company or any of the Company Releasees affecting the Company that may have occurred during your employment and not previously made aware to the Company.

4.              Waiver of Rights and Claims Under the Age Discrimination in Employment Act of 1967:  Since you are 40 years of age or older, you are being informed that you have or may have specific rights and/or claims under the Age Discrimination in Employment Act of 1967 (ADEA) and you agree that:

(a)         in consideration for the amounts described in Attachment A to this letter agreement, which you are not otherwise entitled to receive, you specifically and voluntarily waive such rights and/or claims under the ADEA you might have against the Company Releasees to the extent such rights and/or claims arose prior to the date this letter agreement was executed;

(b)         you understand that rights or claims under the ADEA that may arise after the date this letter agreement is executed are not waived by you;

(c)          you are advised to consider the terms of this letter agreement carefully and consult with or seek advice from an attorney of your choice or any other person of your choosing prior to executing this letter agreement;

(d)         you have carefully read and fully understand all of the provisions of this letter agreement, and you knowingly and voluntarily agree to all of the terms set forth in this letter agreement; and

(e)          in entering into this letter agreement you are not relying on any representation, promise or inducement made by the Company or its attorneys with the exception of those promises described in this document.

5.              Period for Review and Consideration of Agreement:

(a)         You acknowledge that you were informed and understand that you have twenty-one (21) days to review this letter agreement and consider its terms before signing it.

(b)         The 21-day review period will not be affected or extended by any revisions, whether material or immaterial, that might be made to this letter agreement.

6.              Non-Disclosure and Confidential Information: Unless compelled by law, you agree that you will keep confidential all non-public information concerning the Company or any of the Company Releasees that you acquired during the course of your employment with the Company and all developments and inventions.  You further agree to comply with any obligations regarding confidential information, non-solicitation, non-competition and inventions set forth in any agreements previously entered into by you with the Company or its predecessors. Such provisions and obligations shall remain in effect notwithstanding this letter agreement and the ending of your employment.  You acknowledge that during the course of your employment with the Company you have acquired knowledge of, and/or had access to, trade secrets, as well as confidential and proprietary information of the Company and of third parties which is subject to confidentiality and other agreements by and between the Company and those third parties (such trade secrets of the Company and such confidential and proprietary information of third parties is herein collectively referred to as “(“Confidential Information”).  Such Confidential Information includes, but is not limited to: financial and pricing information; business, research, and new product plans and strategies; patent applications and invention disclosures; yields, designs, efficiencies, and capacities of production methods, processes, facilities and systems at the Company and its contractors; customer and vendor lists, key contacts, habits, and product and purchasing plans of customers; marketing information, plans and strategies; existing and anticipated agreements with customers, vendors, and other third parties; product design and related information; and information regarding Company employees, their projects, and their salaries, benefits and other personnel information.  You agree that you will not use or disclose to others any Confidential Information. If you are personally served with a lawfully issued subpoena or other compulsory legal process that requires you to provide testimony or produce documents about Confidential Information, you may not make any disclosure of any Confidential Information unless you shall have first provided a prompt notice to the Company’s General Counsel at least 10 days prior to the return date (or as soon as practicable in the event ten days notice is not practicable) so that the Company may have an opportunity to seek relief from a Court or issuing forum.  You must reasonably cooperate and assist the Company in such effort.  If the Court or issuing forum orders you to testify or produce documents, you are permitted to do so but only if you have complied with your obligations set out in this Paragraph 6 and even then may only reveal Confidential Information as so ordered or directed by the Court or the issuing forum.  Nothing herein is intended to or shall preclude you from cooperating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB or any federal, state, or local government agency.

7.              Non-Competition and Non-Solicitation: For purposes of this section, “Company” shall include the Company and any of its parents, subsidiaries or affiliates.  In your employment with the Company, you have developed or helped develop, had access to and learned significant secret, confidential, and proprietary information relating to the business of the Company.  In addition, you have been provided with intimate knowledge regarding the Company’s technology, products, services, systems, methods, and operations.

You also acknowledge that the Company has invested substantial resources and time to developing the technology, products, services, systems, methods, and operations, all of which are highly valuable assets to the Company.  You agree that the Company has spent and will continue to spend substantial effort, time, and resources in developing and protecting its technology, products, services, systems, methods, and operations, and relationships with its customers and vendors.  You also agree that the Company’s competitors would obtain an unfair advantage if you were to disclose the Company’s Confidential Information (as defined above) to a competitor, used it on a competitor’s behalf, or if you were able to exploit the relationships you developed in your role with the Company to solicit business on behalf of a competitor.

Accordingly, you agree that:

(a)         You shall not, either alone or in association with others, for a period of twelve (12) months after the termination of your employment, directly or indirectly, on your own behalf, or as an employee, representative or agent of a third party, by ownership or any type of interest in any business enterprise, or by any other means whatsoever, engage in any business competitive with the Company’s products, or those of its parents, subsidiaries, or affiliates (collectively, a “Competitor’s Business”), or become associated with or render

services to a Competitor’s Business.   Mere ownership as a passive investor of not more than five percent (5%) of the securities of a corporation or other business enterprise shall not be deemed control of or an association with such corporation or enterprise for purposes of or otherwise violate the terms of this letter agreement.

(b)         You shall not, either alone or in association with others, for a period of twelve (12) months after termination of your employment, directly or indirectly, call upon or solicit any Company customer, or those of its parents, subsidiaries, or affiliates, for business that is competitive with the Company’s business, nor shall you permit a Competitor’s Business controlled directly or indirectly by you to do so.

(c)          You shall not, either alone or in association with others, for a period of twelve (12) months after termination of your employment, directly or indirectly solicit, induce or attempt to induce, any employee or independent contractor of the Company, or those of its parents, subsidiaries, or affiliates, to terminate his or her employment or other engagement, or hire or attempt to hire as an employee, or engage or attempt to engage as an independent contractor, any person who is employed or otherwise engaged by the Company, or any of its parents, subsidiaries, or affiliates, at any time while you were employed by the Company; provided, that this provision shall not apply to the solicitation, hiring or other engagement of any individual whose employment or other engagement with the Company has been terminated for a period of six (6) months or longer nor general advertising not directed specifically at any of the prohibited individuals.

You may serve on the Board of any public or private company or as a manager of any limited partnership provided that the company or partnership is not a Competitor’s Business.

You agree that these restrictions are reasonable, no greater than what is required to protect the Company’s legitimate interests with respect to trade secrets, confidential information and customers, and customer relationships, and do not impair or prevent you from earning a living.

It is the intention of the parties to restrict your activities only to the extent necessary for the protection of the Company’s legitimate business interests.  To the extent that this Paragraph of this letter agreement is determined by a court of competent jurisdiction to be invalid or unenforceable in any respect or to any extent, the Paragraph shall not be rendered invalid, but instead shall be automatically amended for such lesser term or to such lesser extent, or in such other degree, as may grant the Company the maximum protection and restrictions on your activities permitted by applicable law in such circumstances.  The non-competition and non-solicitation obligations contained in this letter agreement shall be extended by the length of time during which you shall have been in breach of any of said provisions.

If you violate the provisions of any of the preceding sections of this Paragraph, you shall continue to be bound by the restrictions set forth in such section until the period equal to the period of restriction has expired without any violation.

8.              Return of Company Property: You confirm that you have returned to the Company in good working order (including all copies thereof) all keys, files, records, equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones and pagers), Company identification, Company proprietary and confidential information and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including, but not limited to, those that you developed or helped to develop during your employment.  You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including, but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts and computer accounts.

9.              Payment of Business Expenses and All Other Compensation: You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you.  You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company and that no other compensation is owed to you, except as provided herein.

10.       Cooperation: You agree to make yourself reasonably available upon reasonable notice from the Company or its attorneys to provide testimony as a witness through declarations, affidavits, depositions or at a hearing or trial, and to work with the Company in preparation for such event, and to cooperate with any other reasonable request by the Company in connection with the investigation, defense or prosecution of any mediation, arbitration, administrative hearing, or lawsuit to which the Company is a party, currently pending or filed after the Termination Date.  If the Company so requests your cooperation in connection with any legal matter, then the Company agrees to pay for any reasonable out-of-pocket expenses, such as economy class airfare or lodging, that you incur in connection with assisting the Company, provided you notify the Company in advance of what your reasonable expenses are expected to be and receive prior written approval from the Company for such expenses.

11.       Non-Disparagement: Other than as permitted in Paragraph 3(d), you understand and agree that as a condition for payment to you of the severance benefit, you shall not make any false, disparaging or derogatory statements in public or private to any person, entity or media outlet regarding the Company or the Company Releasees, or about the Company’s or the Company Releasees’ business affairs, practices, products, services, and financial condition.  The provisions in this Section do not prohibit you from communicating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency.

12.       Amendment: This letter agreement shall be binding upon the parties and may not be abandoned, supplemented, changed or modified in any manner, orally or otherwise, except by an instrument in writing of concurrent or subsequent date signed by a duly authorized representative of the parties hereto.  You may not assign any of your rights or delegate any of your duties under this letter agreement.  The rights and obligations of the Company will inure to the benefit of the Company’s successors and assigns.

13.       Waiver of Rights: No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right.  A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

14.       Validity: Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.

15.       Confidentiality: Other than as permitted in Paragraph 3(d) above, you understand and agree that the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you, your agents and your representatives and none of the above shall be disclosed except to the extent required by federal or state law or as otherwise agreed to in writing by an authorized agent of the Company. The provisions in this Section do not prohibit you from communicating with the Securities and Exchange Commission, the Department of Labor, the EEOC, the NLRB, or any government agency.

16.       Nature of Agreement: You understand and agree that this letter agreement is a severance agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.

17.       Voluntary Assent: You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement.  You state and represent that you have had an opportunity to discuss fully and review the terms of this letter agreement, including Attachment A, with an attorney.  You further state and represent that you have carefully read this letter agreement, including Attachment A, understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.

18.       Applicable Law and Consent to Jurisdiction: This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions.  You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts, or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.

19.       Relief: You acknowledge that any violation of the confidentiality, non-compete, or non-solicitation provisions of this letter agreement at Paragraphs 6 and 7 above, would result in irreparable injury to the Company.  Accordingly, in addition to, and not in lieu of, all other rights and remedies available to the Company, it shall be automatically entitled to a temporary restraining order and a temporary or preliminary injunction and to obtain all other available equitable remedies including a permanent injunction in order to restrain and enjoin any breach of the confidentiality or non-solicitation provisions in this letter agreement.  The exercise of the Company’s right to obtain injunctive relief for any actual or threatened damage or injury caused by you shall not prejudice its right to seek and obtain damages, as further referenced in Paragraph 20, herein.

20.       Enforcement and Consequences of Breach: Other than as permitted in Paragraph 3(d) above, you agree that if you assert any claim against the Company or any of the other Company Releasees in violation of the  release and waiver in Paragraph 3, or if the Company incurs and/or seeks redress for any violation by you of the letter agreement, you promise and agree to pay all costs, court costs, fees and expenses, including reasonable attorney’s fees, incurred by the Company, and/or any Company Releasees, to enforce this letter agreement and/or recover and collect damages for any violation, whether or not litigation is commenced.  However, nothing in this letter agreement will interfere with your right to challenge the enforceability of this letter agreement’s release of claims under the ADEA, and you shall not be required to tender back payments made to you nor will you be liable for the costs and attorneys’ fees that the Company and other Company Releasees incur in connection with a challenge by you of the foregoing release of claims under the ADEA.

21.       Cessation and Repayment of Severance Benefit:  By signing below, you are acknowledging and agreeing that if  you materially breach any of the provisions of this letter agreement, including if you fail to comply with the confidentiality, non-competition, and/or nonsolicitation obligations owed to the Company as referenced in Paragraphs 6 and 7 above, and/or if the Company is sued or incurs the cost of resolving and/or settling a matter, the Company will cease paying up to the balance of any unpaid severance benefit to you.  In addition, under the foregoing circumstances and upon demand from the Company, you will be obligated to repay up to all of the amounts already paid to you by the Company under this letter agreement, including the value of up to all equity awards accelerated pursuant to this letter agreement..  You acknowledge and agree that the Company’s actions in ceasing payment pursuant to this Paragraph 21 will not constitute a breach of this letter agreement, that you will remain bound by the release and waiver provisions set out in Paragraphs 3 and 4 above and that the Company may pursue all other available legal and equitable remedies against you, including, but not limited to, enforcement of your confidentiality, non-competition, and/or non-solicitation obligations.

22.       Entire Agreement: This letter agreement, including Attachment A, contains and constitutes the entire understanding and agreement between the parties hereto with respect to your severance benefit and the settlement of claims against the Company, except as provided in Paragraph 6 above, and cancels all previous oral and written negotiations, agreements, commitments and writings in connection therewith.

23.       Effective Date: You may revoke this letter agreement for a period of seven (7) days after signing it.  In order to revoke the letter agreement, you must submit a written notice of revocation to David B. Mercieri located at 815 Chestnut Street, North Andover, MA 01845, merciedb@watts.com or fax 978-689-6009. This written notice may be sent by mail, email, fax, or hand-delivery.  If sent my mail, the revocation must be post-marked no later than the seventh day from the date you signed this letter agreement.  If the written notice is sent by fax, email or hand-delivery, it must be received by David B. Mercieri no later than the close of business on the seventh day. The letter agreement will not become effective or enforceable, and no payments will be made, until this revocation period has expired (“Effective Date”) without being exercised.

If you have any questions about the matters covered in this letter agreement, please call David B. Mercieri at 978-689-6217.

Very truly yours,

Watts Water Technologies

By:	/s/ Robert J. Pagano, Jr.
	Name:	Robert J. Pagano, Jr.
	Title:	President and Chief Executive Officer

I hereby agree to the terms and conditions set forth above and in Attachment A.  I have been given at least twenty-one (21) days to consider this letter agreement (including Attachment A), and I have chosen to execute this on the date below.  I have been advised to consult an attorney before signing this letter agreement.  I acknowledge that I have not relied on any representation or statement other than those contained in this letter agreement.  I intend that this letter agreement will become a binding agreement between the Company and me if I do not revoke my acceptance in seven (7) days.

/s/ Dean P. Freeman	10/28/14
Dean Freeman	Date

To be returned by November 5, 2014.

IF YOU DO NOT WISH TO USE THE 21-DAY PERIOD,

PLEASE CAREFULLY REVIEW AND SIGN THIS DOCUMENT

I, Dean Freeman, acknowledge that I was informed and understand that I have 21-days within which to consider the attached letter agreement, have been advised of my right to consult with an attorney regarding this letter agreement and have considered carefully every provision of this letter agreement, and that after having engaged in those actions, I prefer to and have requested that I enter into this letter agreement prior to the expiration of the 21-day period.

Dated:	10/28/14	/s/ Dean P. Freeman
Dean Freeman

ATTACHMENT A

DESCRIPTION OF SEVERANCE BENEFIT

1.                              The Company will pay you $420,000.00, less all applicable taxes and withholdings (the “Severance Pay”).  This total is the equivalent of 12 months of your base salary.  Provided you sign, timely return and do not revoke this letter agreement, the Severance Pay will be paid in one lump sum in accordance with the Company’s normal payroll practices, but in no event earlier than the eighth (8th) day after your execution of this letter agreement.

2.                              Effective as of the Termination Date, if you elect to continue receiving group health coverage pursuant to the federal “COBRA” law, 29 U.S.C. § 1161 et seq., for the period of time equivalent to the number of months of severance you are being paid as referenced in Paragraph 1 above, the Company shall continue to pay the share of the premium for such coverage that is paid by the Company for active and similarly-situated employees who receive the same type of coverage.  The remaining balance of any premium costs, and all premium costs after the period of time equivalent to the number of months of severance you are being paid as referenced in Paragraph 1 above, shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation.  You should consult the COBRA materials to be provided by the Company for details regarding these benefits.  Please note that if the Company, in its sole discretion, subsequently determines that all or some of its payment of the COBRA premiums are discriminatory under Section 105(h) of the Internal Revenue Code, any remaining COBRA payments shall instead be paid to you as additional severance pay over the same period that the subsidy would have been provided.

3.                              The Company will provide you with Career Transition Services through Lee Hecht Harrison’s (LHH) six month “Professional Services Program” should you choose to participate in these outplacement assistance services.  The use of the outplacement services must occur within ninety (90) days following your Termination Date.  The cost of these outplacement services will be paid by the Company directly to LHH in accordance with the terms of the Company’s agreement with LHH.

4.                              Provided you sign, timely return, and do not revoke this letter agreement, (i) the stock options previously granted to you on November 2, 2012 for the purchase of 6,000 shares of the Company’s Class A Common Stock that would have been vested on November 2, 2014 shall become fully vested and exercisable as of the Effective Date, and (ii) the 2,667 unvested shares of restricted stock previously granted to you on November 2, 2012 that would have vested on November 2, 2014 shall become fully vested and nonforfeitable as of the Effective Date.